Exhibit 99.1
MERCANTILE BANCORP TO ACQUIRE HNB FINANCIAL SERVICES, INC.
•	All-Cash Transaction Valued at $30.2 Million

•	Expands Presence in Key Eastern Missouri Markets

•	Expected to Be Accretive to Earnings Within 12 Months

•	Adds Over $161 Million in Assets

•	Perry State Bank to be Combined With HNB Bank
Quincy, Illinois, February 8, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced it has reached a definitive agreement to acquire privately-held HNB Financial Services, Inc., based in Hannibal Missouri, in an all cash transaction valued at $30.2 million, or $144.56 per share, subject to possible adjustments based upon customary conditions to be determined by closing. HNB Financial is the parent of HNB Bank, which had $161.4 million in assets as of December 31, 2006 and has five full-service banking locations in eastern Missouri.
“HNB Financial Services is an excellent addition to our affiliation of banks, both operationally and strategically,” said Dan S. Dugan, Mercantile chairman, president and chief executive officer. “Operationally, HNB is located in close proximity to our Quincy headquarters. They are the long-standing leading bank franchise in Hannibal, have a significant market share in the communities they serve and a philosophy very similar to ours. The Quincy and Hannibal economies must continue cooperative efforts toward collective successes for our region, and we believe strategically aligning the two leading commercial banks in the markets will positively impact those efforts.”
Ted T. Awerkamp, currently vice president and secretary, and president and chief executive officer-elect of the Company who will take office March 1, added that “strategically, the HNB acquisition, when completed, will create a continuous banking presence along a line in Missouri, tracking US Highway 61 from Palmyra in Marion County, south to St. Charles County in the northern part of the greater St. Louis market. Included in this area are some of the most vibrant and fastest growing communities in Missouri. It is an area we believe offers great opportunity to expand our franchise. At the same time, we expect to increase the efficiency of our Missouri operations overall. The roots of our organization are in the western Illinois-eastern Missouri markets. The addition of HNB Financial Services further strengthens our presence in our core community banking markets and gives us additional avenues for growth.”
The executives noted that Mercantile plans to combine one of its existing Missouri-chartered banks, Perry State Bank, with HNB Bank and to continue to use the HNB Bank name for the combined bank, subject to regulatory approvals. Perry State Bank operates today as a $151 million bank in the communities of Perry, Monroe City, Bowling Green, and Hannibal. When complete, the combination of the two banks would add the communities of Palmyra, Troy and Wentzville as locations served by the Company and result in a single bank franchise with assets estimated in excess of $312 million.

“There are clearly some markets in which Perry State Bank and HNB Bank overlap. Combining the two banks will result in a larger, more competitive and efficient banking organization that will offer customers more convenience and the widest possible variety of banking services. Customers of both banks will continue to experience the same high level of personalized service from the same good people they always have.” Awerkamp stated.
Commenting on the transaction, HNB Financial Services CEO Ronald B. Verdier said “We have known and respected Mercantile Bancorp for many years and we are very pleased at the prospect of becoming part of that organization. Together we will be a major force in banking in our markets and be better able to take advantage of the growth opportunities.”
HNB’s loan portfolio at December 31, 2006 totaled $115.0 million, including well-diversified residential mortgages, agricultural loans, and a growing commercial and commercial real estate loan component. Deposits at December 31, 2006 were $132.1 million. HNB currently serves approximately 13,000 depositors.
The acquisition is subject to approval by HNB Financial shareholders, federal regulatory authorities, and other customary conditions of closing. The transaction is expected to close during the second quarter of 2007.
“HNB Financial is profitable on its own. We expect the acquisition to be accretive to earnings within 12 months of combined operations,” Dugan concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding Company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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